MERIDIAN SPORTS INCORPORATED
                                             George Napier
                                             President
                                             Chief Executive Officer

                                             March 19, 1996

James Hoag
13725 106th Drive, S.E.
Snohomish, Washington  98290

Dear Jim:

                  Meridian Sports Incorporated (the "Company") considers it essential to the best interests of the Company, its stockholders and MasterCraft Boat Company ("MasterCraft") to foster the continuous employment of key management personnel. In this connection, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain employees of the Company, including yourself, to their assigned duties without distraction in the face of potentially disrupting circumstances arising from the possibility of a change in control of MasterCraft ("Change in Control").

                  In order to induce you to remain in the employ of MasterCraft, MasterCraft agrees that you shall receive certain benefits set forth in this letter agreement (the "Agreement") in connection with a possible Change in Control of MasterCraft (which is deemed to include the sale of all or substantially all of the assets of MasterCraft).

                  1. Term of Agreement. This Agreement will commence on the date hereof and will continue in effect until the earlier of the end of the Term of your Employment
Agreement with MasterCraft or six months after the date of a Change in Control.

                  2. Retention Payment. If you are employed by MasterCraft (or its successor) on the date six months immediately following a Change in Control, then on such date you will receive a Retention Payment of $250,000. If MasterCraft (or its successor) terminates your employment without cause prior to a date which is six months immediately following a Change in Control, then you will receive the Retention Payment on the date which is six months immediately following a Change in Control.

                  3. Severance Payments. In addition to the Retention Payment, if MasterCraft (or its successor) terminates your employment without cause prior to or following a






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James Hoag
March 19, 1996
Page 2

change in control, you will continue to receive the benefits to which you are entitled under your employment contract. As you know, under your contract you will be entitled to receive your base salary and benefits for a period of up to 12 months after any termination without cause.

                  4. Other Considerations. The Retention Payment will not constitute salary or compensation for the purpose of any employee benefit plan maintained by the Company (or its successor). Nothing in this Agreement shall affect your rights under your employment agreement with MasterCraft nor any right of MasterCraft or the Company (or their successors), to discharge you at any time for any reason whatsoever, with or without cause.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                              Sincerely,

                                              MERIDIAN SPORTS INCORPORATED
                                              MASTERCRAFT BOAT COMPANY


                                              By: /s/ George Napier
                                                 ----------------------------
                                                 George Napier


Accepted and agreed this
day of March 20, 1996.

/s/ James Hoag
- - ----------------------------
James Hoag